Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 27, 2004, except for Note 22, which is as of May 24, 2005 relating to the financial statements, which appears in the Registration Statement on Form S-1 of Builder’s FirstSource, Inc. dated June 22, 2005.
PricewaterhouseCoopers LLP
Dallas, TX
September 20, 2005